Exhibit 99.2

               ALBANY INTERNATIONAL CORP. ANNOUNCES CEO SUCCESSOR

      Albany, New York, May 13, 2005 - Albany International Corp.
(NYSE/PSE/FWB:AIN) announced today that Joseph G. Morone, Ph.D., a director of the Company, has been named President, effective September 1, 2005, and will become Chief Executive Officer on January 1, 2006. Frank R. Schmeler will continue to serve as Chairman.

      Dr. Morone, 51, has been a director of the Company since 1996 and Chairman of the Governance Committee since its formation in 2003. He has been a member of the Audit Committee since 1996 and served as Chairman of that committee from 1997 to 2000. Since 1997, he has served as President of Bentley College in Waltham, Massachusetts. Prior to joining Bentley, he served as the Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute, where he also held the Andersen Consulting Professorship of Management. He currently serves as a director of Transworld Entertainment Corporation and Chairman of the Board of Trustees of Tufts-New England Medical Center.

      Thomas R. Beecher, Jr., Albany's Lead Director, said, "The Board of Directors unanimously determined to elect Dr. Morone based on his experience leading complex organizations, his knowledge and understanding of the Company, his understanding of issues confronting business organizations and his strong personal qualities. Our search and screening process, initiated in November of 2004 and facilitated by Korn/Ferry, was intense and comprehensive, and produced a pool of top candidates. It was during this process that Dr. Morone, at the urging of Frank Schmeler, agreed to allow himself to be considered as a candidate. When the process was fully concluded, it was clear to the board that Dr. Morone was the logical choice."

      Frank Schmeler, the Company's Chairman and CEO, added, "Dr. Morone's intelligence and understanding of the strategic growth issues facing today's business enterprises, combined with his knowledge of the Company and his long experience working with the Albany management team, clearly made him the leading candidate. I am looking forward to working more closely with him."

      Dr. Morone said, "I am excited by the opportunity to lead a company with such a proud tradition and such an outstanding team of managers and employees. With several years of Board experience as a starting point, I hope to be able to continue and accelerate the efforts already underway to provide greater value to Albany International's customers and increased returns to its shareholders."

      Albany International is the world's largest producer of paper machine clothing and high performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.